UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

  Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor

Vaughan

Ontario L4K 0E3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (832) 442-2200

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

The information contained in Item 2.03 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

On March 21, 2018 (the “Closing Date”), Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), entered into several financing agreements, as described herein. All references herein to “dollars” or “$” are to U.S. dollars.

Amended and Restated Credit Agreement

On June 1, 2016, the Company, as borrower, certain of its subsidiaries, Bank of America, N.A., acting through its Canada Branch, as the global agent, the swing line lender, and an l/c issuer, Bank of America, N.A., as the U.S. agent and an l/c issuer, and certain lenders entered into that certain Revolving Credit and Term Loan Agreement (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the Closing Date, the “Existing Credit Agreement”), pursuant to which the lenders thereunder made loans and other extensions of credit to the Company thereunder.

On the Closing Date, the Existing Credit Agreement was amended and restated in its entirety pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “A&R Credit Agreement”) entered into by the Company, as borrower, with Bank of America, N.A., acting through its Canada Branch, as the global agent, the swing line lender and an l/c issuer, Bank of America, N.A., as the U.S. Agent and an l/c issuer, the lenders (the “Lenders”) and any other financial institutions from time to time party thereto. Entry into the A&R Credit Agreement, among other things, facilitated the release of each of the Company’s subsidiaries guaranteeing the obligations under the Existing Credit Agreement. There are no subsidiary guarantors under the A&R Credit Agreement. The A&R Credit Agreement has a scheduled maturity date of March 21, 2023.

Pursuant to the terms and conditions of the A&R Credit Agreement, the Lenders remain committed to providing a $3.2 billion credit facility to the Company, consisting of (i) revolving advances up to an aggregate principal amount of $1.5625 billion at any one time outstanding, and (ii) a term loan in an aggregate principal amount of $1.6375 billion, which term loan was fully drawn at closing of the Existing Credit Agreement and remained and continued to be fully drawn at closing of the A&R Credit Agreement. As part of the aggregate commitments under the revolving advances, the A&R Credit Agreement provides for letters of credit to be issued at the request of the Company in an aggregate amount not to exceed $320 million and for swing line loans to be issued at the request of the Company in an aggregate amount not to exceed the lesser of $75 million and the aggregate commitments under the revolving advances. This swing line sublimit is part of, and not in addition to, the aggregate commitments under the revolving advances. Existing letters of credit in place under the Existing Credit Agreement are continued and now deemed issued under and governed by the terms of the A&R Credit Agreement. Subject to certain specified conditions and additional deliveries, the Company has the option to request increases in the aggregate commitments for revolving advances and one or more additional term loans, provided that (i) the aggregate principal amount of such requests does not exceed $500 million and (ii) the aggregate principal amount of commitments and term loans under the credit facility does not exceed $3.7 billion.

As of the Closing Date, $1.6375 billion under the term loan and $179.7 million under the revolving credit facility were outstanding under the Company’s Existing Credit Agreement, exclusive of outstanding letters of credit of $216.3 million.

Advances are available under the A&R Credit Agreement in U.S. dollars and Canadian dollars. Interest accrues on the term loan at a LIBOR rate or a base rate, at the Company’s option, plus an applicable margin. Interest accrues on revolving advances, at the Company’s option, (i) at a LIBOR rate or a base rate for U.S. dollar borrowings, plus an applicable margin, and (ii) at the Canadian prime rate for Canadian dollar borrowings, plus an applicable margin. Canadian dollar borrowings are also available by way of bankers' acceptances or BA equivalent notes, subject to the payment of a drawing fee. The fees for letters of credit in U.S. dollars and Canadian dollars are also based on the applicable margin. The applicable margin used in connection with interest rates and fees is based on the Leverage Ratio (as defined below) of the Company. The applicable margin for LIBOR rate loans, drawing fees for bankers' acceptance and BA equivalent notes and letter of credit fees ranges from 1.00% to 1.50%, and the applicable margin for base rate loans, Canadian prime rate loans and swing line loans ranges from 0.00% to 0.50%. The Company will also pay a fee based on its Leverage Ratio (as defined below) on the actual daily unused amount of the aggregate revolving commitments.

The borrowings under the A&R Credit Agreement are unsecured. Proceeds from borrowings under the A&R Credit Agreement may be used (i) to finance acquisitions permitted under the A&R Credit Agreement and (ii) for capital expenditures, working capital, payment of certain transaction fees and expenses, letters of credit, and general corporate purposes.

The A&R Credit Agreement contains customary representations, warranties, covenants and events of default, including, among others, a change of control event of default and limitations on the incurrence of indebtedness and liens, new lines of business, mergers, transactions with affiliates and burdensome agreements. During the continuance of an event of default, the Lenders may take a number of actions, including, among others, declaring the entire amount then outstanding under the A&R Credit Agreement to be due and payable.

The A&R Credit Agreement includes a financial covenant limiting, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt (as defined in the A&R Credit Agreement) as of such date less (ii) the sum of cash and cash equivalents of the Company and its subsidiaries on a dollar-for-dollar basis as of such date in excess of $50 million up to a maximum of $200 million (such that the maximum amount of reduction pursuant to this calculation does not exceed $150 million) to (b) Consolidated EBITDA (as defined in the A&R Credit Agreement), measured for the preceding 12 months (the “Leverage Ratio”), to not more than 3.50 to 1.00 (or 3.75 to 1.00 during material acquisition periods, subject to certain limitations). The A&R Credit Agreement also includes a financial covenant requiring the ratio of Consolidated EBIT (as defined in the A&R Credit Agreement) to Consolidated Total Interest Expense (as defined in the A&R Credit Agreement), in each case, measured for the preceding 12 months, to be not less than 2.75 to 1.00.

The above references to and description of the A&R Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the A&R Credit Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Amendment No. 1 to 2016 Master Note Purchase Agreement

On the Closing Date, the Company entered into that certain Amendment No. 1 to Master Note Purchase Agreement (the “2016 NPA First Amendment”), with each of the holders party thereto, which amended that certain Master Note Purchase Agreement, dated as of June 1, 2016 (as supplemented by that certain First Supplement to Master Note Purchase Agreement, dated as of February 13, 2017, the “2016 NPA”), by and among the Company and the purchasers of notes from time to time thereunder.

The 2016 NPA First Amendment, among other things, provided for certain amendments to the 2016 NPA to facilitate (i) certain conforming changes to align certain provisions of the 2016 NPA, the 2008 NPA (as defined below) and the A&R Credit Agreement and (ii) the release of all subsidiary guarantors in relation to obligations under the 2016 NPA and the 2016 Senior Notes (as defined below) (the “2016 Release”).

Pursuant to the terms and conditions of the 2016 NPA, the Company has outstanding senior unsecured notes (the “2016 Senior Notes”) consisting of (i) $150 million of 2.39% senior notes due June 1, 2021, (ii) $200 million of 2.75% senior notes due June 1, 2023, (iii) $400 million of 3.03% senior notes due June 1, 2026, (iv) $150 million of 3.24% senior notes due April 20, 2024, and (v) $250 million of 3.49% senior notes due April 20, 2027. No new notes were issued by the Company on the Closing Date in connection with the 2016 NPA First Amendment.

Under the terms and conditions of the 2016 NPA, the Company is authorized to issue and sell notes in the aggregate principal amount of $1.5 billion, inclusive of the outstanding $1.15 billion aggregate principal amount of 2016 Senior Notes that have been issued and sold by the Company, provided that the purchasers of the 2016 Senior Notes shall not have any obligation to purchase any additional notes issued pursuant to the 2016 NPA.

The 2016 Senior Notes are unsecured obligations and rank pari passu with obligations under the A&R Credit Agreement and the 2008 Senior Notes (as defined below).  Following the 2016 Release, there are currently no subsidiary guarantors in relation to the obligations under the 2016 NPA or the 2016 Senior Notes.

The above references to and description of the 2016 NPA First Amendment do not purport to be complete and are qualified in their entirety by reference to the 2016 NPA First Amendment, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Amendment No. 7 to 2008 Master Note Purchase Agreement

On the Closing Date, the Company entered into that certain Amendment No. 7 to Master Note Purchase Agreement (the “2008 NPA Seventh Amendment”), with each of the holders party thereto, which amends that certain Master Note Purchase Agreement, dated July 15, 2008 (as amended by that certain Amendment No. 1 to Master Note Purchase Agreement dated as of July 20, 2009, Amendment No. 2 to Master Note Purchase Agreement dated as of November 24, 2010, Amendment No. 3 to Master Note Purchase Agreement dated as of October 12, 2011, Amendment No. 4 to Master Note Purchase Agreement dated as of August 9, 2013, Amendment No. 5 to Master Note Purchase Agreement dated as of February 20, 2015 and Amendment No. 6 to Master Note Purchase Agreement dated as of June 1, 2016, and as supplemented by that certain First Supplement to Master Note Purchase Agreement dated as of October 26, 2009, Second Supplement to Master Note Purchase Agreement dated as of April 1, 2011 and Third Supplement to Master Note Purchase Agreement dated as of June 11, 2015), and as further amended and assumed by the Company, pursuant to that certain Assumption and Exchange Agreement, dated as of June 1, 2016, by and among Waste Connections US, Inc. (formerly known as Waste Connections, Inc.), a Delaware corporation, and the Company (the “2008 NPA”)), by and among the Obligors (as defined therein) and the purchasers of notes from time to time thereunder.

The 2008 NPA Seventh Amendment, among other things, provides certain amendments to the 2008 NPA to facilitate (i) certain conforming changes to align the provisions of the 2008 NPA, the 2016 NPA and the A&R Credit Agreement and (ii) the release of all subsidiary guarantors in relation to obligations under the 2008 NPA and the 2008 Senior Notes (as defined below) (the “2008 Release”).

Pursuant to the terms and conditions of the 2008 NPA, the Company has outstanding senior unsecured notes (the “2008 Senior Notes”) consisting of (i) $50 million of 4.00% senior notes due 2018, (ii) $175 million of 5.25% senior notes due 2019, (iii) $100 million of 4.64% senior notes due 2021, (iv) $125 million of 3.09% senior notes due 2022 and (v) $375 million of 3.41% senior notes due 2025. No new notes were issued by the Company on the Closing Date in connection with the 2008 NPA Seventh Amendment.

Under the terms and conditions of the 2008 NPA, the Company is authorized to issue and sell notes in the aggregate principal amount of $1.25 billion inclusive of the outstanding $825 million aggregate principal amount of 2008 Senior Notes.

The 2008 Senior Notes are unsecured obligations and rank pari passu with obligations under the A&R Credit Agreement and the 2016 Senior Notes.  Following the 2008 Release, there are currently no subsidiary guarantors in relation to the Company’s obligations under the 2008 NPA or the 2008 Senior Notes.

The above references to and description of the 2008 NPA Seventh Amendment do not purport to be complete and are qualified in their entirety by reference to the 2008 NPA Seventh Amendment, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 9.01.	Exhibits

Number	Description

4.1	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 21, 2018

4.2	Amendment No. 1 to Master Note Purchase Agreement, dated as of March 21, 2018

4.3	Amendment No. 7 to Master Note Purchase Agreement, dated March 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waste Connections, Inc.
(Company)

By:	/s/ Worthing F. Jackman
Worthing F. Jackman
Executive Vice President and Chief Financial Officer

Date: March 27, 2018